Exhibit 5.1

[Letterhead of Dewey Ballantine LLP]

September 28, 2007

Central European Distribution Corporation

Two Bala Plaza, Suite 300

Bala Cynwyd, Pennsylvania 19004

Re: Central European Distribution Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Central European Distribution Corporation, a Delaware corporation (“CEDC”), in connection with the registration by CEDC under the Securities Act of 1933, as amended (the “Act”), of 1,397,333 shares of common stock, par value $0.01 per share (the “Shares”), to be issued pursuant to CEDC’s 2007 Stock Incentive Plan (the “Plan”). The Shares are to be registered under the Registration Statement on Form S-8 filed with the Securities and Exchange Commission today (the “Registration Statement”).

We are familiar with the proceedings of CEDC relating to the authorization and issuance of the Shares. In addition, we have made such further examinations of law and fact as we have deemed appropriate in connection with the opinion hereinafter set forth. We express no opinion as to the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan and any applicable award or other agreement properly granted or entered into thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Dewey Ballantine LLP Dewey Ballantine LLP